Exhibit 32-6

Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code

The undersigned officer hereby certifies, as to the quarterly report on Form 10-Q of Commonwealth Edison Company for the quarterly period ended March 31, 2007, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Commonwealth Edison Company.

/s/  Robert K. McDonald
Robert K. McDonald
Senior Vice President, Chief Financial
Officer, Treasurer and Chief Risk Officer

Date: April 25, 2007

145